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                                                                      EXHIBIT 10


                  Learmonth & Burchett Management Systems Plc
                        1800 West Loop South, 6th Floor
                              Houston, TX  77027


                                 July 1, 1997


Mr. Michael S. Bennett
5105 Cuesta Verde
Austin, TX  78746


Dear Mike:

     This letter sets forth our understanding concerning your compensation as President and Chief Executive Officer of Learmonth & Burchett Management Systems Plc ("the Company"), and a member of the Company's Board of Directors. An important part of the Board agreeing to this package and to this extension is the acknowledgment that you have done an extraordinary job despite living in Austin. We are extending the offer with the understanding that we will begin the hard work of strengthening the management team under you so that this living arrangement can continue to be successful for the time being. Therefore, you have agreed to initiate a search for a senior level technology officer.

     1. Your base salary shall continue at the rate of $200,000 per year, payable in installments in accordance with the Company's normal practice. Such salary shall be subject to annual review by the Board of Directors.

     2. You will be entitled to a bonus of $175,000 per year earned and payable in accordance with the regular executive bonus plan but capped at $200,000 in the event of performance beyond the targets. Such bonus shall be subject to annual review by the Board of Directors.

     3.  You and your family will be included in LBMS, Inc.'s medical plan.

     4. LBMS, Inc. will provide you with an apartment, or reimburse you for the cost of an apartment, and reasonable living expenses (including tax consequences, if applicable) in the Houston area, and for reasonable travel for yourself and your family between the Austin area and Houston. LBMS, Inc. will also provide you with a car allowance equal to that of other executive officers, currently $750.00 per month, and transportation while in Houston. LBMS, Inc. will also reimburse you for the tax consequences thereof.

     5. The Company will issue you options to purchase 200,000 American Depositary Shares, at an exercise price of $3.00 per ADS. Such options shall vest as to 66,668 ADSs on


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Mr. Michael Bennett                                                 July 1, 1997


August 1, 1998, and as to an additional 5,556 ADSs on the first day of each month thereafter until such options are fully vested. Any unvested options in this package will accelerate 60% on Change of Control and 40% over the twelve months following a Change of Control except in cases where the acquiring company either (i) does not hire you in a full time permanent position, or (ii) that position is less in responsibility than your current position. In these two exception cases, your shares will vest 100% upon Change of Control.

     Also, if terminated by the Company without cause prior to the end of the first year (August 1, 1998), one-third of this grant will vest and must be exercised within 6 months of the date of termination.

     For the purposes of this Agreement and the agreement between us dated October 15, 1996, "Change of Control" shall have the meaning set forth in
Section 7.3 of the Company's 1996 Equity Incentive Plan.

     6.  You will be entitled to the following severance payments:

     (a) One year base pay plus benefits (to be paid in accordance with the Company's normal payroll periods) and all previously earned but unpaid bonuses, including bonuses for operating performance, also including special bonuses as defined in Section 7 and the bonus for hiring your successor described in Section 6(c) (payable as a lump sum), if terminated by the Company without cause.

     (b) In case of a Change of Control you will receive all the benefits as defined in 6(a) (including the special bonuses defined in Section 7 whether or not earned). However, if terminated by the acquiring company, or your position changes, all of the severance payments set forth in Section 6(a) will be paid in a lump sum at the time of termination.

     (c) If you voluntarily terminate your employment and you have recruited a successor as CEO who has joined the Company, you will be entitled to receive one year base salary and any earned bonuses (paid in accordance with the Company's normal payroll period) payable in the usual way and usual timing, and benefits, plus $150,000 (payable in a lump sum) at that time.

     (d) LBMS, Inc. will continue your medical and other insurance benefits for one year following any termination of your employment.

     7. You will be eligible for additional bonuses totaling $150,000 as follows:

     (a) $50,000 upon the hiring of a senior technology officer, payable in three installments at the end of each of the first three months he is with the Company


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Mr. Michael Bennett                                                 July 1, 1997


           and living in Houston* (i.e. if he leaves after month 2, the third installment is held until his replacement is on board and has been in Houston for a month.)

           *The Board can waive the living in Houston requirement for good reason (i.e. the CTO's house is for sale and he can't move until the end of the school year.

     (b) $50,000 for achieving quarterly revenue targets at or above plan for four quarters, to be paid quarterly at $12,500 per quarter following the release of earnings.

     (c) $50,000 for achieving the targeted quarterly EPS as calculated against the number of shares outstanding reflected in the operating plan for four quarters, to be paid quarterly at $12,500 per quarter following the release of earnings.

     This $150,000, or what is remaining, becomes payable as a bonus (paid in lump sum) upon Change of Control regardless of anything else.

     8.  You understand that you are an employee at will.

     If the above reflects your understanding of our agreement, please execute the enclosed copy of this letter and return it to the undersigned.

                                    Very truly yours,

                                    Learmonth & Burchett Management Systems Plc


                                    /s/ GERALD N. CHRISTOPHER
                                    -----------------------------------
                                    By: Gerald N. Christopher, Chairman

Agreed and accepted:



/s/ MICHAEL S. BENNETT
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Michael S. Bennett






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